EXHIBIT 3.1


              CERTIFICATE OF DESIGNATION, PREFERENCES AND RELATIVE,
                   PARTICIPATING, OPTIONAL AND SPECIAL RIGHTS
                   OF SERIES A CONVERTIBLE PREFERRED STOCK OF
                     WESTWOOD ONE, INC. AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

           The undersigned hereby certifies that he is the duly elected and acting President and Chief Executive Officer of WESTWOOD ONE, INC., a Delaware corporation (the "Corporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the "DGCL"), DOES HEREBY CERTIFY:

           That pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopts the following resolutions creating a series of preferred stock designated Series A Convertible Preferred Stock:

           WHEREAS, pursuant to the Certificate of Incorporation of the Corporation (which authorizes 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which none is outstanding), the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof; and

           WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the Preferred Stock to be designated the Series A Convertible Preferred Stock of the Company and the number of shares constituting such Preferred Stock;

           NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth:

                   TERMS, PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                               WESTWOOD ONE, INC.

           The relative rights, preferences, powers, qualifications, limitations and restrictions granted on or imposed upon the Series A Convertible Preferred Stock or the holders thereof are as follows:

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           1. Designation; Number of Shares. The designation of the preferred stock authorized by this resolution shall be Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and the number of shares of Series A Preferred Stock authorized hereby shall be 3,824,625.

           2. Liquidation Rights.

           a. For purposes hereof, the term "Liquidating Event" shall mean (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any consolidation or merger of the Corporation into another corporation or corporations (except in the case of a merger or consolidation in which the Corporation is the continuing corporation), or (iii) the sale or transfer by the Corporation of all or substantially all of its assets. Upon the occurrence of any Liquidating Event, the holders of shares of Series A Preferred Stock shall be entitled to receive ratably, before any distribution or payment is made upon any Junior Security, to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share of Series A Preferred Stock in cash equal to $.01. If upon any such Liquidating Event, the assets of the Corporation to be distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit payment to such holders of the aggregate amount which such holders are then entitled to be paid, then the entire assets of the Corporation to be distributed shall be distributed ratably among such holders so that an equal amount is received with respect to each share of Series A Preferred Stock. After the payment or the setting apart for payment to the holders of Series A Preferred Stock of the preferential amounts so payable to them upon a Liquidating Event, the holders of any Junior Security shall be entitled to receive, ratably share for share without distinction as to class, the remaining assets of the Corporation, if any, based upon the number of shares of fully vested Junior Security held by each such holder.

           b. The Corporation will mail written notice of any Liquidating Event, not less than 30 days prior to the date of such Liquidating Event, to each holder of shares of Series A Preferred Stock.

           c. "Junior Securities" means any equity security of any kind which the Corporation at any time issues, including (a) the Common Stock, par value $0.01 per share (the "Common Stock") and (b) the Class B Stock, par value $0.01 per share (the "Class B Stock"), other than the shares of Series A Preferred Stock or as holders of a majority of the shares of then outstanding Series A Preferred Stock otherwise expressly designate.

           3. Voting Rights. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock, the holders of the outstanding shares of Common Stock and the holders of any outstanding shares of Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of Series A Preferred Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share and shall have no cumulative voting rights. With respect to any proposed amendment to the


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Certificate of Incorporation which would increase or decrease the number of authorized shares of the Series A Preferred Stock, increase or decrease the par value of the shares of the Series A Preferred Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Series A Preferred Stock so as to affect them adversely, the approval of the majority of the votes entitled to be cast by the holders of the Series A Preferred Stock, voting separately as a class, shall be obtained in addition to any required approval of the majority of the votes entitled to be cast by the holders of the Common Stock, the Class B Stock and the Series A Preferred Stock voting together without regard to class as hereinbefore provided.

           4. Dividends. Holders of shares of Series A Preferred Stock shall not be entitled to dividends.

           5. Conversion of Series A Preferred Stock.

           a. Conversion Procedure. (i) Each share of the Series A Preferred Stock, at the option of the holder, shall be convertible into one (1) share of Common Stock, subject to adjustment as provided in Section 5.b, (the "Conversion Ratio"), upon the return of the Loaned Securities (as defined in that certain Stock Loan and Pledge Agreement between Metro Networks, Inc. ("Metro") and David
I. Saperstein ("Saperstein"), dated as of October 16, 1996, which agreement has been assumed by the Corporation and amended pursuant to that certain Assignment, Assumption and Amendment Agreement, dated as of September 22, 1999, among Metro, Saperstein and the Corporation (the "Stock Loan and Pledge Agreement")) pursuant to the Stock Loan and Pledge Agreement. Such conversion shall be deemed to have been made immediately prior to the close of business on the date a holder of Series A Preferred Stock requests such conversion be made, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of the Series A Preferred Stock pursuant to this Section 5, (x) the shares of Preferred Stock designated as Series A Preferred Stock shall, upon the filing of a proper certificate with the Delaware Secretary of State, cease to be so designated, (y) such shares shall remain authorized shares of Preferred Stock, and (z) such shares of Preferred Stock may be redesignated and included in another series of Preferred Stock pursuant to Section 4 Article Fourth of the Certificate of Incorporation of the Corporation, as amended from time to time.

           (ii) As soon as possible after a conversion has been effected in accordance with clause (i) above (but in any event within five (5) business days in the case of subclause (a) below), the Corporation shall deliver to the converting holder:

           (a) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and

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           (b) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

           (iii) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

           (iv) Unless the Board of Directors shall otherwise determine, no fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered by such record holder. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for a share of Common Stock on the NYSE Composite Transaction Tape on the day the conversion is deemed to have been made pursuant to this Section 5.a.

           (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable.

           b. Effect on Conversion Ratio of Certain Events. For purposes of determining the applicable Conversion Ratio under this Section 5.b., the following shall be applicable:

           (i) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Ratio in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

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           (ii) Reorganization, Reclassification, Consolidation, Merger or Sale.
Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to any entity or other transaction which is effected in such a manner that holders of Common
Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the shares of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock into shares of Common Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that the provisions of this Section
5 shall thereafter be applicable to the Series A Preferred Stock and to the shares of stock, securities or assets received by each holder upon such Organic Change. The Corporation shall not effect any Organic Change unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

           c. Certain Events. If an event not specifically enumerated in this
Section 5 occurs which has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated shall occur, then this
Section 5 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the benefit of the protections provided under this
Section 5. The Corporation's Board of Directors shall make an appropriate adjustment in the applicable Conversion Ratio so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

           d. Notices.

           (i) Immediately upon any adjustment of the applicable Conversion Ratio, the Corporation shall give written notice thereof to the holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

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           (ii) The Corporation shall give written notice to all holders of
Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon any class of Common Stock, (b) with respect to any pro rata subscription offer to holders of any class of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

           (iii) The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change shall be consummated.










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
           IN WITNESS WHEREOF, WESTWOOD ONE, INC. has caused this certificate to be signed by Joel Hollander, its President and Chief Executive Officer, as of the 21st day of September, 1999.



                                  WESTWOOD ONE, INC.

                                  By: /s/ Joel Hollander
                                      -----------------------------------------
                                      Joel Hollander
                                      President and Chief Executive Officer
















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